SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 15, 2009

STATION CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 495-3000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.  Other Events.

On February 17, 2009, Station Casinos, Inc. (the “Company”) announced that it elected not to make a scheduled $15.5 million interest payment that was due on February 15, 2009, to holders of the Company’s $400 million 7 ¾ % Senior Notes due August 15, 2016 (the “2016 Senior Notes”).  As previously announced, the Company also elected not to make the $14.6 million interest payment that was scheduled on February 1, 2009 to holders of the Company’s $450 million 6½ % Senior Subordinated Notes due February 1, 2014 (the “2014 Subordinated Notes”).  The grace period with respect to the payment of interest on the 2014 Subordinated Notes ends on March 3, 2009 and grace period with respect to the payment of interest on the 2016 Senior Notes ends on March 17, 2009.  If the interest payment on the 2014 Subordinated Notes or the 2016 Senior Notes is not paid or waived by the end of the applicable grace period, an event of default will occur with respect to such notes which could result in an acceleration of such notes and a consequent cross-acceleration of virtually all of the Company’s debt.

On February 12, 2009, a lawsuit was filed in the United States District Court, District of Nevada titled S. Blake Murchison v. Station Casinos, Inc. et al.  The lawsuit, brought on behalf of certain holders of the Company’s outstanding senior and senior subordinated notes, alleges that such holders have been unfairly discriminated against in connection with the Company’s pending solicitation of ballots in favor of the proposed plan of reorganization. The plaintiffs allege that the solicitation is an exchange offer that will give a limited number of holders of the Company’s outstanding notes the opportunity to obtain new notes which will be senior to the outstanding notes.  The lawsuit names as defendants the Company, its directors and certain of its executive officers and seeks, among other remedies, injunctive relief.  The Company believes that the lawsuit is without merit because, among other reasons, all holders of the Company’s outstanding senior notes and senior subordinated notes, respectively, would receive the same consideration pursuant to the proposed plan of reorganization regardless of whether such holders were eligible to participate in the solicitation of votes for the plan and no old notes would remain outstanding following consummation of the proposed plan.

On February 11, 2009, the Michigan senate passed a resolution approving the compact between the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians (the “Tribe”) and the state of Michigan.  The compact was previously signed by the governor and approved by the Michigan house of representatives.  The compact allows the Tribe to offer Class III gaming and outlines the details of revenue sharing.  The Company or its affiliates are party to agreements with the Tribe pursuant to which the Company or its affiliates will, subject to the terms and conditions set forth therein and receipt of required regulatory approvals, develop and manage a casino for the Tribe.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: February 17, 2009	By:	/s/ Thomas M. Friel
Thomas M. Friel Executive Vice President, Chief Accounting Officer and Treasurer